     Exhibit 10.21

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of May 9, 2025 by and between Schrödinger, Inc. (the “Company,” and, together with its subsidiaries and Affiliates (as hereinafter defined), the “Schrödinger Companies”), and Mannix Aklian (the “Executive”) (together, the “Parties”).
RECITALS
WHEREAS, the Company desires to employ the Executive as its Executive Vice President, Chief Commercial Officer, Global Head of Software Sales & Marketing; and
WHEREAS, the Executive has agreed to accept employment on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:
1.    Agreement. This Agreement shall be effective as of May 27, 2025 or such other date as the Parties may agree (the “Effective Date”). On and following the Effective Date, the Executive shall be an employee of the Company until such employment relationship is terminated in accordance with Section 8 hereof (the “Term of Employment”).
2.    Position. During the Term of Employment, the Executive shall serve as the Executive Vice President, Chief Commercial Officer, Global Head of Software Sales & Marketing of the Company, based in and working out of the Company’s office in New York, New York and Executive’s home office in [**], and traveling as reasonably required by the Executive’s job duties.
3.    Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Executive Vice President, Chief Commercial Officer, Global Head of Software Sales & Marketing, in addition to such other duties as may from time to time be assigned to the Executive by the Company. The Executive shall report directly to the Chief Executive Officer of the Company, with a dotted line also to the Company’s Executive Vice President, Chief Operating Officer, Software, and shall perform and discharge the Executive’s duties and responsibilities hereunder faithfully, diligently, and to the best of the Executive’s ability. The Executive shall devote the Executive’s full business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates; provided, however, that (i) the Executive may engage in charitable, educational, religious, civic and similar types of activities and (ii) the Executive may engage in the activity set forth on Schedule 1 attached hereto, with the activities in each of (i) and (ii) being permitted solely to the extent that such activities are not competitive with the business of the Company, do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder, and do not create a potential business or fiduciary conflict. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company, and any changes therein that may be adopted from time to time by the Company.
4.    Compensation. As full compensation for all services rendered by the Executive to the Company and any of the other Schrödinger Companies during the Term of Employment, the Company will provide to the Executive the following:
(a)    Base Salary. Effective as of the Effective Date, the Executive shall receive a base salary at the annualized rate of Four Hundred and Eighty Thousand Dollars and Zero Cents ($480,000.00) (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by and is subject to change in the discretion of the Company’s Board of Directors (the “Board”) or the compensation committee thereof.
(b)    Annual Sales Bonus Plan. The Executive will be eligible to participate in a sales bonus plan in accordance with the terms and conditions thereof, attached hereto as Exhibit A.
(c)    Equity Award. Subject to approval by the compensation committee of the Board or a majority of the Company’s Independent Directors as defined in Nasdaq Listing Rule 5605(a)(2), and as a material inducement to the Executive entering into employment with the Company and serving as Executive Vice President, Chief Commercial Officer, Global Head of Software Sales & Marketing of the Company, on or about the Effective Date, the Company shall grant the Executive:
1.    A nonstatutory stock option (the “Option”) to purchase Eighty Four Thousand Three Hundred and Seventy Five (84,375) shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), such Option to (i) have an exercise price per share equal to the closing price per share of the Common Stock on the Nasdaq Global Select Market on the date of grant, (ii) vest and become exercisable, subject to the Executive’s continued service on each applicable vesting date, at a rate of 25% of the total shares underlying the Option on the first anniversary of the Effective Date and, following that, as to an additional 1/48 of the total shares underlying the Option upon the Executive’s completion of each additional month of service over the 36-month period measured from the first anniversary of the Effective Date and (iii) be subject to the terms and conditions of the Company’s 2021 Inducement Equity Incentive Plan and a nonstatutory stock option agreement between the Executive and the Company; and
2.    Fourteen Thousand and Sixty Three (14,063) restricted stock units (the “RSUs” and, together with the Option, the “Equity Awards”), which RSUs shall (i) entitle the Executive to receive one share of Common Stock for each RSU that vests, (ii) be subject to vesting set forth in the Restricted Stock Unit Agreement (the “RSU Agreement”), to be provided following the Effective Date, which vesting will be subject to the Executive’s continued service on the applicable vesting date, and (iii) be subject to the terms and conditions of the Company’s 2021 Inducement Equity Incentive Plan and the RSU Agreement.
3.    The Equity Awards shall be awarded outside of the Company’s equity incentive plans as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4). The Equity Awards are subject to adjustment for stock splits, combinations or other recapitalizations. The Executive’s rights in, and eligibility for, future equity awards will be determined by the Board or the compensation committee of the Board in its discretion.
(d)    Paid Time Off. The Executive will be eligible to accrue paid time off (“PTO”) in accordance with applicable Company policy. In addition, the Executive will receive paid holidays as determined annually according to the Company calendar. The use of PTO and other time off is governed by applicable law and the Company’s PTO policies, which may be modified at any time and without advance notice, to the extent permissible under applicable law.
(e)    Benefits. The Executive will be eligible to participate in any and all benefits programs that the Company establishes and makes available to its senior executive employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefits programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

(f)    Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
(g)    Indemnification and Liability Insurance. The Executive shall be treated in a manner comparable to that of the Company’s other senior executives with respect to indemnification and liability insurance.
5.    Sign-On Bonus. The Company will pay the Executive a gross sign-on bonus of Seventy Five Thousand Dollars and Zero Cents ($75,000.00), less applicable taxes and withholdings, within two pay periods after the Effective Date (the “Sign-On Bonus”). The Executive understands and agrees that if his employment is terminated by the Company for “Cause” (as defined in the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan (the “Executive Severance Plan”)) or if the Executive voluntarily resigns from his employment with the Company (other than for Good Reason (as defined in the Executive Severance Plan)), he will repay: (i) 100% of the gross amount of the Sign-On Bonus if the termination date is within 12 months following the Executive’s employment start date; and (ii) 50% of the gross amount of the Sign-On Bonus if the termination date is between 12 and 24 months following the Executive’s employment start date. If repayment of the Sign-On Bonus is required under this Section, the Executive agrees to repay in full the applicable amount within 30 days following the Executive’s last day of employment. The Executive or the Executive’s estate will not be required to repay the Sign-On Bonus in the event of the Executive’s termination of employment if by reason of a termination of the Executive’s employment by the Company without Cause, by reason of resignation by the Executive of his employment with Good Reason, or by reason of the Executive’s Disability (as defined in the Executive Severance Plan) or death.
6.    Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the following provisions: all reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Internal Revenue Code (“Section 409A”), including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
7.    Restrictive Covenants Agreement. As a condition of the Executive’s employment with the Company, the Executive will be required to sign the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B.
8.    Employment Termination; Other Positions. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:
(a)    Upon the death or “Disability” (as defined in the Executive Severance Plan) of the Executive.
(b)    At the election of the Company, with or without “Cause” (as defined in the Executive Severance Plan), immediately upon written notice by the Company to the Executive.
(c)    At the election of the Executive, with or without “Good Reason” (as defined in the Executive Severance Plan), upon written notice, and subject to, if with Good Reason within one (1) year following the closing of a Change in Control (as defined in the Executive Severance Plan), any timing and other provisions set forth in the Executive Severance Plan, and otherwise subject to the Executive providing thirty (30) days’ written notice to the Company (the “Notice Requirement). Notwithstanding the foregoing, should the Executive provide notice pursuant to the Notice Requirement, the Company retains the right, in its sole discretion, to unilaterally accelerate the date of termination set forth in such notice and provide to the Executive (in addition to the Accrued Obligations (as defined below)) a payment equal to thirty (30) days of the Executive’s Base Salary less the amount of Base Salary the Executive received between the date of the written notice provided to the Company and the date of termination. For the avoidance of doubt, any such acceleration of the date of termination shall not result in or be deemed a termination by the Company for purposes of this Agreement or the Executive Severance Plan.

If, as of the date the Executive’s employment terminates for any reason, the Executive is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any of the Schrödinger Companies), the Executive shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date his employment with the Company terminates. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).
9.    Effect of Termination. If the Executive’s employment is terminated under any circumstances, the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) any accrued but unpaid Base Salary, to be paid in accordance with the Company’s established payroll procedure and applicable law, (ii) any unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 6 hereof, and (iii) any vested employee benefits, each as determined as of the date of termination (the “Accrued Obligations”). The Executive’s eligibility for and/or entitlement to any additional payments or benefits in connection with a termination of employment shall be governed exclusively by and be subject to all terms and conditions of the Executive Severance Plan.
10.    Absence of Restrictions. By signing this Agreement, the Executive represents and warrants that by accepting employment with and performing services for the Company, the Executive has not breached or violated and will not breach or violate any contract or legal obligation that the Executive may owe to any third party (including, without limitation, any current or former employer) that may restrict the Executive’s ability to perform services for the Company, or which are in any way inconsistent with any of the terms of this Agreement. The Executive further represents and warrants that, in connection with the Executive’s employment hereunder, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which the Executive or any other person or entity has any right, title or interest, and that the Executive has returned all property and confidential information belonging to any prior employer.
11.    Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.
To the Executive:
At the address set forth in the Executive’s personnel file
To the Company:
Schrödinger, Inc., 1540 Broadway, 24th Floor, New York, NY 10036
Attention: Chief Executive Officer
With a copy to: Chief Legal Officer
Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.
12.    Employment Conditions. The Executive’s employment with the Company is contingent upon: (a) the Executive providing to the Company, within three (3) business days following the Executive’s start date, documentation proving the Executive’s eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986; and (b) the Executive’s satisfactory completion of a criminal background check.
13.    Applicable Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). As a condition of the Executive’s employment with the Company, the Executive will be required to sign the Mutual Arbitration Agreement (attached hereto as Exhibit C).
14.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns (including Executive’s estate, heirs and representatives), including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.
15.    At-Will Employment. During the Term of Employment, the Executive will be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause (provided that the Executive agrees to comply with the notice provision set forth in Section 8(c) above).
16.    Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.
17.    Company Premises and Property. The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information. By signing this Agreement, the Executive acknowledges that any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by Company employees by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectric or photo-optical systems may be subject to monitoring at any and all times and by any lawful means.
18.    Data Privacy. The Executive acknowledges and agrees that the Company has the right to collect, use and disclose the Executive’s personal information for purposes relating to the administration of the Executive’s employment with the Company, including administering the Executive’s compensation and benefits and compliance with any regulatory, reporting and withholding requirements. The Executive acknowledges and agrees that the Executive’s personal information may be disclosed by the Company to any of the Schrödinger Companies, as appropriate and necessary for such purposes. The Company will take reasonable steps to maintain physical, technical and procedural safeguards regarding the Executive’s personal information. The Executive consents to the transmission, processing, and storage of the Executive’s personal information in the United States and, as needed, at international service centers outside the United States.
19.    No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
20.    Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
21.    Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.
22.    Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.
23.    Entire Agreement. This Agreement, the Executive Severance Plan, together with Schedule 1 and Exhibits A, B and C attached hereto, constitute the entire agreement between the Parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation any prior offer letter, draft employment agreement, or discussions relating to the Executive’s employment with the Company.
24.    Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity in which a party holds a 50% or greater equity interest or any entity controlling,

controlled by or under common control with such party, directly or indirectly by or through one or more intermediaries.

[This area is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth below.
Executive                         On Behalf of Schrödinger, Inc.

By:    /s/ Mannix Aklian                By:    /s/ Ramy Farid
Mannix Aklian                     Ramy Farid
                             President and Chief Executive Officer

Date:    May 9, 2025                    Date:    May 9, 2025

SCHEDULE 1
Activities
The Executive shall be permitted to continue to perform services with respect to digital marketing, ecommerce, web development, real estate investing, and consulting.

EXHIBIT A
2025 Sales Bonus Plan

Objectives and Overview
Schrödinger, Inc. (the “Company”) has established this Sales Bonus Plan (the “Plan”) to reward you for your contributions to the Company’s sales and revenue.
The Plan shall be effective from the start date of your employment with the Company through the end of the Company’s 2025 fiscal year. If any part of this Plan is determined to be invalid or unenforceable, the remaining provisions of the Plan will remain in effect. In the event of any inconsistency between the Plan and any other communication between the Company and you regarding the same subject matter, the Plan shall govern.
Plan Structure

The Executive shall be eligible to receive a 2025 sales bonus based on the terms and conditions of the Plan. The components of the Plan comprise of: (1) quarterly bonuses (“Quarterly Bonus”); and (2) an annual revenue bonus (“Revenue Bonus”).

For 2025, the annual bookings target is set at [**] growth from prior year (“Bookings Target”), and the annual revenue target is set at [**] growth from prior year (“Revenues Target”). The actual bookings amounts used to determine the quarterly bookings targets will be finalized by the Company after the Executive’s start date, specifically, by the last day of the first month of each quarter.

The calculation of the actual amount of the 2025 sales bonus (“2025 Sales Bonus”) will be based on (i) the tiered payout formula described below; and (ii) the actual achievement of the bookings and revenues in relation to the Bookings Target and the Revenues Target.

The Plan may be subject to change in subsequent years at the discretion of the Company.

Quarterly Bonus Targets

The Executive will be eligible for Quarterly Bonuses based on the overall sales performance in relation to the quarterly bookings targets set by the Company for 2025. Each quarterly target will be finalized and communicated no later than 30 days into the relevant quarter. The Quarterly Bonus Targets for 2025 are as follows:

•First Quarter: $60,000 (not eligible due to start date after First Quarter)
•Second Quarter: $60,000 (prorated for the time actually employed)
•Third Quarter: $60,000
•Fourth Quarter $180,000

Annual Revenue Bonus Target

The Executive will also be eligible for an annual revenue target bonus of $120,000 based on the overall sales revenue in relation to the Revenues Target.

Tiered Payout Formula

A tiered payout system will be implemented for Quarterly Bonuses and the Revenue Bonus, depending on bookings and revenue achievement. For achievement levels between 0-50% of the target, the payout will be 0.5% per percentage point achieved. For achievement levels between 51-75%, the payout will be 1% per percentage point achieved. For achievement levels between 76-100%, the payout will be 2% per percentage point achieved. Achievement above 100% will result in a payout of 3% per percentage point achieved. There shall be no cap on the total potential 2025 Sales Bonus payout.

Payment of Quarterly and Revenue Bonus

If the Executive is eligible to receive a bonus under the terms of this Plan, payment will be made as follows: (i) for Quarterly Bonuses, on the first payroll date that is administratively feasible following the finalization of quarter-end bookings and calculation of the Quarterly Bonus; and (ii) for Revenue Bonus, no later than March 31, 2026. For avoidance of doubt, in addition to achieving the relevant targets as described above, the Executive must be employed for the entirety of a quarter to be eligible to receive the relevant Quarterly Bonus, and through year-end to be eligible to receive the Revenue Bonus. Notwithstanding the foregoing, if the Executive’s employment is involuntarily terminated without cause (as defined in the Executive Severance Plan) before the end of a quarter and/or year-end, and provided that the requisite targets have been achieved for the relevant quarter and/or year-end, then payment will be made per the regular schedule as described herein and will be pro-rated based on the time that the Executive was actually employed.

At-Will Employment
Nothing in this Plan shall be construed to imply the existence or creation of a contract between the Company and you guaranteeing you employment for any specified period or any level of compensation. All employment with the Company is terminable at the will of you or the Company at any time and for any reason, subject to the terms and conditions of your Employment Agreement.
Administration
While the Company has tried to address the various issues that may arise in its business, situations will arise that have not been addressed or contemplated by this Plan. Accordingly, the Chief Executive Officer or such other Company representative as the Company may designate, in his/her sole discretion, shall make the final and binding determination concerning any disputes or issues arising under this Plan, including any issues or disputes concerning the earning and/or payment of bonuses.
The waiver by the Company of any provision in this Plan on one or more occasions shall not operate or be construed as a waiver of the Company’s rights to enforce and/or apply this Plan on any subsequent occasion.

EXHIBIT B
Confidentiality, Inventions, Non-Competition, and Non-Solicitation Agreement
This Confidentiality, Inventions, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is made by and between Schrödinger, Inc. (“Company”) and Mannix Aklian (“Employee”).
In consideration of Employee’s employment by Company to perform certain services for Company and/or one or more subsidiaries of and/or other Affiliates (as hereinafter defined) of Company (collectively, Company, its subsidiaries, and its other Affiliates shall be referred to as the “Schrödinger Companies”), Company’s agreement to provide Employee with Confidential Information (as herein defined), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee agrees as follows:
1.    Confidentiality.
1.1    Definition. For the purposes of this Agreement, “Confidential Information” shall mean information, whether or not in writing, of a private, secret or confidential nature concerning Schrödinger Companies’ business or financial affairs, including but not limited to:
(a)    inventions, trade secrets, discoveries, know-how, research, improvements, concepts, ideas, and principles whether or not patentable or copyrightable (including without limitation processes, methods, formulae, techniques, devices, designs, software, computer processing systems and techniques, algorithms, flow charts, specifications, computer graphics, data, apparatus, products, and molecular structures), relating to past, present, or contemplated future business activities of one or more Schrödinger Companies;
(b)    price lists, customer lists, supplier lists, business plans, marketing plans, financial information, as well as information contained in documents marked “Confidential,” which relates to the business of one or more Schrödinger Companies and which Employee may prepare, use, or have access to in the course of Employee’s employment;
(c)    the fact that one or more Schrödinger Companies uses, has used, or has evaluated for potential use any inventions, discoveries, know-how, research, improvements, concepts, ideas, or principles whether or not patentable or copyrightable (including without limitation processes, methods, formulas, techniques, devices, designs, software, computer processing systems and techniques, algorithms, flow charts, specifications, computer graphics, data, apparatus, products, and molecular structures), whether developed by such Schrödinger Companies or by any other party;
(d)    the results of marketing, advertising, joint venture, business, financial, or other analysis conducted by (or on behalf of) one or more Schrödinger Companies for the internal business use of one or more Schrödinger Companies or for other non-public use (and not approved by Company for general dissemination to the public);
(e)    information that would typically be included in a company’s income statement, including but not limited to the amount of such company’s revenues, expenses, or net income;
(f)    plans for the business of one or more Schrödinger Companies (whether or not such plans have been reduced to writing), financial information concerning such plans (including without limitation projected revenues, projected expenses, and projected net income), descriptions of such business and technical aspects of or relating to the operation of such business, and products and services that one or more Schrödinger Companies is considering exploring, developing, and/or researching;
(g)    other information gained in the course of Employee’s employment with the Company that could reasonably be expected to prove deleterious to the business of any Schrödinger Company if disclosed to third parties, including without limitation information that could reasonably be expected to aid a competitor of any Schrödinger Company in making inferences regarding the nature of any Schrödinger Company’s activities, where such inferences could reasonably be expected to adversely affect the competitive position of any Schrödinger Company relative to that of such a competitor;
(h)    other business information gained in the course of or incident to Employee’s employment that a Schrödinger Company has received from a third party and is required to hold confidential; and
(i)    other business information gained in the course of or incident to Employee’s employment that one or more Schrödinger Companies treats or designates as Confidential Information and that is not publicly available; and
(j)    personally identifiable information of other employees, job applicants, vendors, consultants, or any other third parties, including without limitation name, address, telephone or facsimile number, Social Security Number (“SSN”) or other government identification number, financial information, health information, or other information entrusted to a Schrödinger Company that identifies an individual or relates to an identifiable individual under applicable law (collectively, “Personal Information”).
“Confidential Information” shall not include information which Employee can show: (i) is or becomes part of the public domain or generally known in the Company’s industry through no fault of Employee; (ii) is already known to Employee and has been identified in writing prior to the date of this Agreement; or (iii) is subsequently received by Employee from a third party who has no obligation of confidentiality to one or more Schrödinger Companies.
For avoidance of doubt, if Employee is not a supervisor or manager of the Company (as those terms are defined by the National Labor Relations Act (“NLRA”)), nothing in this Agreement prohibits Employee from using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by Company for any purpose protected under the NLRA (such as the right of employees to self-organization; to form, join, or assist labor organizations; to discuss wages, hours, and working conditions; or to engage in other concerted activities for their mutual aid or protection), unless the information is entrusted to Employee in confidence by Company as part of Employee’s work duties. Further, nothing in this Agreement or elsewhere restricts Employee’s right to (a) disclose to prospective employers, or use in future employment, Employee’s professional experience and skills without disclosing or using Confidential Information that would cause a competitive detriment to the Company; or (b) work for another company or entity (including a competitor of the Company) after Employee’s separation from employment with the Company.
1.2    Acknowledgment of Proprietary Interest. Employee acknowledges that the Confidential Information described above is proprietary to one or more Schrödinger Companies and contains valuable trade secrets of one or more Schrödinger Companies.
1.3    Covenant Not to Disclose Confidential Information. Employee shall not, during Employee’s employment or at any time thereafter, disclose or use, directly or indirectly, except in pursuit of Employee’s duties to one or more Schrödinger Companies, any Confidential Information, unless Employee shall first secure written consent of an authorized representative of the Company to such disclosure or use, or unless Employee is compelled to do so by court order or applicable law and Employee provides prior written notice of such disclosure to the Company (except as set forth below). Without limiting the foregoing, Employee agrees not to publish, or induce, cause or authorize to be published, any document containing

Confidential Information or related to Company’s Business (as defined herein), without Company’s prior written approval (which may be granted or withheld in Company’s sole discretion). “Company’s Business” includes, collectively: (i) designing, developing, distributing, selling, licensing, leasing and servicing computer software programs for use principally in the fields of quantum chemistry, computational chemistry, molecular mechanics/dynamics, protein structure prediction, computational ligand docking, and other science and technology fields; (ii) providing services and performing research involving the use of such software in connection with various biological, chemical, and materials science applications; (iii) multidisciplinary approaches to medical advancement of innovative medicines, including one or more of target identification, drug discovery, chemistry, pharmacology, nonclinical safety testing, manufacturing, clinical trials, and regulatory submissions for human or non-human animal therapy; and (iv) other activities in which the Company may engage in the future.
Employee further acknowledges that there are laws in the United States and other countries that protect Personal Information and that, pursuant to such laws, Employee must not use such information other than for the purpose for which it was originally used or make any disclosures of such Personal Information to any third party or from one country to another in a manner inconsistent with applicable laws and any Company policies relating to the use of Personal Information.
Notwithstanding anything to the contrary stated above, Employee will not be held criminally or civilly liable under any federal or state trade secret law (including the Defend Trade Secrets Act) for any disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Finally, if Employee commences a legal proceeding for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the legal proceeding if Employee: (c) files any document containing the trade secret under seal; and (d) does not disclose the trade secret, except pursuant to an order issued by a court or an arbitrator of competent jurisdiction.
Further, nothing in this Agreement prohibits Employee from: (A) making any truthful statements or disclosures required by law, regulation, or legal process; (B) making disclosures that are otherwise prohibited by this Agreement to law enforcement, the Equal Employment Opportunity Commission, a state division of human rights, a local commission on human rights, or any attorney retained by Employee; (C) disclosing or discussing conduct, the existence of a settlement involving conduct, or information involving discrimination, sexual harassment and sexual assault, as those terms are defined under applicable federal, tribal or state law; (D) making truthful statements or disclosures about alleged unlawful employment practices; (E) reporting any allegations of unlawful conduct to federal, state or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices; (F) reporting to, communicating with, contacting, responding to an inquiry from, cooperating with, providing relevant information to, or otherwise participating or assisting in an investigation conducted by any federal, state, or local governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any federal or state laws or regulations that has occurred, is occurring, or is about to occur, including, but not limited to, the Department of Justice, the National Labor Relations Board, the Securities and Exchange Commission, and any other equivalent office of a federal or state agency or Inspector General; (G) reporting any good-faith allegation of unlawful employment practices to any appropriate federal, state or local government agency enforcing discrimination laws; (H) participating in a proceeding with any appropriate federal, state or local government agency enforcing discrimination laws; or (I) requesting or receiving confidential legal advice. Employee does not need Company’s prior authorization to make any such permitted disclosures, nor is Employee required to notify Company that Employee has made any such permitted disclosures.
1.4    Acknowledgment of Reasonableness. The Company and Employee hereby acknowledge that (i) the Company’s market for its products is unlimited geographically and the foregoing non-disclosure requirements shall apply to Employee on a worldwide basis; and (ii) the geographical and durational limitations imposed with respect to the Confidential Information are fair and reasonable, and are reasonably necessary to protect the Confidential Information of the Company. In the event that any provision relating to the geographical, durational, or other restrictions on Employee are declared by a court of competent jurisdiction to exceed the maximum time period, area, or other measure such court deems reasonable and enforceable, said time period, area, or other measure shall be deemed to become and thereafter be the maximum amount which such court deems reasonable and enforceable.
1.5    Return of Materials at Termination. Promptly upon termination of Employee’s employment for any reason (or earlier, upon the request of the Company), Employee will return to the Company all written materials, computer software programs, or other materials containing Confidential Information and all other materials or documents, including without limitation notebooks or other scientific record, whether electronic or handwritten, capturing innovative research or development information, mailing lists, computer printouts, and computer disks and tapes, belonging to one or more Schrödinger Companies which contain information pertaining to Company’s Business, including all scientific and development materials, code, methods, clients, potential clients, customers, potential customers, funding providers, potential funding providers, or employees, unless Company consents in writing to Employee’s retention thereof. Except in connection with the performance of Employee’s duties hereunder, Employee agrees not to make or retain copies or excerpts or electronically transmit any Confidential Information.
1.6    Remedies upon Breach. Employee recognizes that the disclosure or use of any Confidential Information would cause Company irreparable injury, which may not be adequately compensated by damages. Accordingly, in the event Employee breaches or threatens to breach any provision of this Agreement, Company shall be entitled to an injunction restraining Employee from disclosing or using, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, or other entity to whom such Confidential Information, in whole or in part, has been, is threatened to be, or would necessarily be disclosed or used by Employee. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Employee or any third party. The right of Company to seek equitable relief under this Agreement shall be in addition to (and not in derogation of) the requirement imposed on each party hereto to arbitrate disputes as provided in the Arbitration Agreement between Employee and Company.
1.7    Ownership of Confidential Information. All Confidential Information and all right, title and interest in and to patents, patent rights, copyright rights, mask work rights, trade secret rights, and all other intellectual property and proprietary rights anywhere in the world (collectively, “Rights”) in connection therewith shall be the sole property of the relevant Schrödinger Company, which, if other than Schrödinger, Inc., shall be a third-party beneficiary of this Agreement. Employee hereby assigns to the Company any Rights Employee may have or acquire in such Confidential Information.
1.8    Confidential Information of Others. Employee agrees not to disclose to the Schrödinger Companies any confidential or proprietary information belonging to any of Employee’s previous employers, or belonging to any other party, without first securing the written permission of such previous employers or other parties. In addition, Employee represents and warrants that Employee (i) has not brought and will not bring any confidential or proprietary information belonging to any of Employee’s previous employers or to any other person; (ii) will refrain from using while employed by the Company any such confidential or proprietary information; (iii) is not subject to any written non-compete or any other agreement which will affect or limit Employee’s employment with the Company;

and (iv) has complied and will comply with the non-disclosure, non-compete, and other provisions of Employee’s agreements with Employee’s prior employers and with other persons. Employee agrees to indemnify each Schrödinger Company for any expense, claim, or damages (including without limitation attorneys’ fees, costs of investigation, and costs of collection) suffered by such entity relating to a breach of the terms of this Section by Employee.
1.9    Protection of Personal Information. Employee agrees to properly safeguard Personal Information (as defined in Section 1.1 above, including the clarifying exclusion therefrom), regardless of its form (e.g., paper and electronic records containing Personal Information), including after termination of employment, and acknowledges that improperly using or disclosing Personal Information may subject Employee to disciplinary action, up to and including termination of employment. Employee’s obligations include, but are not limited to:
(a)    preventing unauthorized access to, and protecting the security and confidentiality of, Personal Information;
(b)    only collecting, accessing, using, maintaining, transporting or disclosing the minimum amount of Personal Information that is necessary and relevant to perform Employee’s work responsibilities;
(c)    only disclosing Personal Information to individuals who are authorized to access (and need such access to) Personal Information to perform their job responsibilities, and only where such disclosure is permitted by applicable law;
(d)    holding Personal Information in strict confidence, both during and after employment with a Schrödinger Company;
(e)    only removing Personal Information from Company premises when necessary and relevant to perform Employee’s work responsibilities;
(f)    not using Personal Information for unauthorized purposes and not permitting Personal Information to be used for unauthorized purposes (e.g., for Employee’s own benefit or for the benefit of any third party);
(g)    properly disposing of Personal Information in a manner that is commensurate with the degree of risk posed by such Information (e.g., ensuring that SSNs are disposed of so as to make them unreadable, such as by shredding paper documents that contain SSNs or wiping or destroying electronic media that contains SSNs); and

(h)    notifying Company in the event of actual or suspected unauthorized access to Personal Information.
2.    Inventions.
2.1    (a)    Proprietary Rights; Assignment. All right, title and interest, and all proprietary claims to all data and other information, inventions (whether or not patentable), works of authorship, processes or know-how, designs, and/or ideas for formulae, including but not limited to methodology, computer programs, systems, materials and manuals that Employee, alone or with others, makes, creates, develops, conceives, or reduces to practice (i) in the course of Employee’s employment with the Company, whether during regular working hours or other hours; or (ii) during the period of Employee’s employment, whether or not in the course of such employment, to the extent the same is related to Company’s business or actual or demonstrably anticipated research or development or is made, created, developed, conceived, or first reduced to practice with the time, private or proprietary information, or facilities of one or more Schrödinger Companies (collectively, the materials described in Subsections 2.1(a) and 2.1(b) shall be referred to as the “Developments”), including without limitation all rights under applicable copyright, patent or trade secret laws, shall reside with Company (or such Schrödinger Company designated by Company) and, where applicable, shall be considered “works made for hire”; provided, however, that such ownership may be subject to the rights, if any, of the United States government and agencies thereof arising from Federal grants to the Company. Employee hereby assigns to the Company (or such Schrödinger Company designated by the Company) all right, title, and interest Employee has or may have in the Developments. Employee agrees that neither Employee nor Employee’s successors or assigns shall have any rights in the Developments.
The preceding paragraph shall not apply to any Development that Employee establishes: (1) was developed entirely on Employee’s own time without using any equipment, supplies, facilities, ideas, information (whether confidential or not), or trade secrets owned or supplied to Employee by the Company; (2) does not relate (a) to the business of the Company or (b) to the actual or anticipated business, research or development of the Company; and (3) does not result, in whole or in part, from any work performed by Employee for the Company.
(b)    Employee Pre-Existing Work. As used herein, “Employee Pre-Existing Work” is defined as data, information, inventions (whether or not patentable), works of authorship, process, know-how, designs and/or ideas for formulae that were made, created, developed, conceived or reduced to practice by Employee, alone or with others, prior to Employee’s commencement of employment with Company. Employee shall retain all of Employee’s ownership rights, title and interests, if any, in and to any Employee Pre-Existing Work. Notwithstanding the preceding sentence, if any Development cannot be fully made, used, reproduced or otherwise exploited without infringing any of Employee’s rights to any Pre-Existing Work, or if Employee uses or discloses any Employee Pre-Existing Work in the course of Employee’s employment with the Company, Employee hereby grants Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise such Pre-Existing Work (including all intellectual property rights embodied therein). Employee shall not use or disclose any Employee Pre-Existing Work for which Employee is not fully authorized to grant the foregoing license.
2.2    Disclosure; Attorney-in-Fact. During Employee’s employment with Company, Employee shall disclose promptly to Company all Developments. Any information required to be disclosed under this Section 2.2 that has not yet been disclosed by Employee to Company at the time of the termination of Employee’s employment with Company, without regard to when or for what reason, if any, such employment shall terminate, shall be disclosed to Company in writing, or in such form and manner as Company may reasonably require, within 10 days of the termination of Employee’s employment with Company. Employee hereby irrevocably appoints Company (or such Schrödinger Company designated by Company), and Company’s duly authorized officers and agents (other than Employee), as Employee’s agent and attorney-in-fact to act for and on behalf of Employee in filing all patent applications, applications for copyright protection and registration amendments, renewals, and all other appropriate documents in any way related to the Developments. Employee agrees to assist Company (or such Schrödinger Company designated by Company) in any way such Schrödinger Company deems necessary or appropriate (at such Schrödinger Company’s expense) from time to time to apply for, obtain and enforce patents on, and to apply for, obtain, and enforce copyright protection and registration of, the Developments in any and all countries. To that end, Employee shall (at the request of one or more Schrödinger Companies), without limitation, testify in any suit or other proceeding involving any of the Developments, execute all documents which the relevant Schrödinger Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents or copyright protection and registration thereon and enforcing the same, and execute all necessary assignments thereof to the Company (or such Schrödinger Company designated by the Company).

3.    Non-Competition; Non-Solicitation.
3.1    Covenant not to Compete During Employment. During Employee’s employment with the Company, Employee acknowledges and agrees that they have a duty of loyalty to the Company, and Employee agrees to devote their full business time (or in the case of part-time employment, the full agreed-upon time), skill, energy, and efforts to the Company’s business, and Employee further agrees that while employed by Company, Employee will not, directly or indirectly, without the written consent of Company, and whether or not for compensation, either for Employee’s own account or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity (except in the capacity of an employee or officer of Company acting for the benefit of the Schrödinger Companies) engage in any activity or business which is the same nature as, or substantively similar to, Company’s Business or an activity or business which one or more Schrödinger Company is developing and of which Employee has knowledge.
3.2    Non-Solicitation of Customers, Vendors or Business Partners. While employed by Company and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, solicit or encourage any customer, prospective customer, vendor, strategic partner or business associate of a Schrödinger Company to cease doing business with a Schrödinger Company, reduce its relationship with a Schrödinger Company, or refrain from establishing or expanding a relationship with a Schrödinger Company. For the purposes of this Section, “prospective customer” shall mean any individual, business, firm or organization whom Employee or a Schrödinger Company has contacted during the course of Employee’s employment or who has been made known to Employee by a Schrödinger Company for the purpose of soliciting business.
3.3    Non-Solicitation of Employees. While employed by Company and for a period one (1) year thereafter, Employee shall not directly or indirectly, without the prior written consent of Company: (a) solicit, induce, request, entice, urge, advise or encourage, any employee of a Schrödinger Company (or any consultant, sales agent, contract researcher, contract programmer, or other independent agent who is retained by a Schrödinger Company) to cease their employment or engagement by a Schrödinger Company; or (b) hire, retain, employ, or engage for any purpose any employee of a Schrödinger Company.
3.4    Conflicts of Interest. While employed by Company, Employee shall not engage in any activity or business which impairs or hinders Employee’s job duties and responsibilities for Company. Employee shall report to the Company any possible conflicts of interest on the basis of existing or planned activities of Employee or members of Employee’s immediate family. A conflict of interest shall be deemed to arise when Employee or a member of Employee’s immediate family: (a) accepts any interest, services, products, commissions, share in profits or other payments, gifts or remuneration from any organization which transacts or is seeking to transact business with one or more Schrödinger Companies or which competes with Company’s Business; or (b) serves as director, partner, employee or consultant, or becomes a shareholder of any organization doing business with or seeking to do business with or competitive with one or more Schrödinger Companies.
4.    Cooperation. While employed by Company and at all times thereafter, Employee shall cooperate with Company or any of the Schrödinger Companies, as reasonably requested by Company in connection with Company’s or any of the Schrödinger Companies’ business, including but not limited to, any litigation in which Company or any of the Schrödinger Companies has or may have an interest. Employee shall also cooperate with Company or the Schrödinger Companies in connection with any internal investigation and/or any investigation, review or hearing of any federal, state, or local governmental authority as any such investigation, review or hearing relates to events or occurrences that happened while Employee was employed by Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for governmental inquiries, discovery or trial, acting as a witness on behalf of Company or any of the Schrödinger Companies and treating all communications with Company’s or the Schrödinger Companies’ counsel as confidential. Employee acknowledges that in any legal action, investigation, hearing or review covered by this Section, Company expects Employee to provide only accurate and truthful information or testimony. Provided that itemized receipts are submitted, Company will reimburse Employee for all reasonable, necessary, and pre-approved out-of-pocket expenses incurred in fulfilling Employee’s obligations under this Section.
5.    No Disparagement. While employed by Company and at all times thereafter, Employee shall not, except in connection with a legal proceeding or order (including a proceeding relating to this Agreement) or as otherwise required by law or permitted by the last paragraph of Section 1.3, make any statement that is maliciously untrue, made with knowledge of its falsity or with reckless disregard for the truth or falsity concerning Company or any of the Schrödinger Companies, or any of their respective officers, directors, agents or employees, or any of their products or services, whether or not such disparaging or derogatory statements are true.
6.    General Provisions.

6.1    Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts-of-law principles. Any dispute or claim arising from this Agreement is subject to the terms of the parties’ executed Arbitration Agreement, a copy of which is attached hereto and incorporated by reference herein.
6.2    No Coercion or Duress. Employee enters into this Agreement with full understanding of the nature and extent of the restrictive covenants contained herein and acknowledges that because of the nature of Company’s business, Employee’s employment is conditioned on the restrictive covenants contained herein and Employee’s acceptance thereof. Employee acknowledges and agrees that Employee is entering into this Agreement voluntarily and of Employee’s own free will in order to obtain the benefits of employment, continued employment, and compensation by Company. Employee acknowledges and agrees that Employee has not been coerced or suffered any duress in order to induce Employee to enter into this Agreement.
6.3    Relationship of the Parties. The relationship between Company and Employee hereunder is agreed to be solely that of employee and employer. Nothing contained herein and no modification of responsibility or compensation made hereafter shall be construed so as to constitute the parties as partners or joint venturers.
6.4    Entire Agreement. This Agreement shall constitute the entire agreement between the Company and Employee relating to the subject matter hereof, and supersedes all prior representations, promises or agreements, either oral or written, with regard to the subject matter hereof.
6.5    Severability; No Waiver. The holding of any provision of this Agreement to be illegal, invalid, or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. The failure of Company to enforce any of the provisions of this Agreement for any period of time shall not be construed as a waiver of such provisions or of the right of Company to enforce each and every provision in the future.
6.6    Amendments. No modification or amendment of this Agreement shall be of any effect unless signed in writing (excluding email) by Employee and the Company’s Chief Executive Officer (“CEO”) or Chief People Officer (“CPO”) (or such other officer of the Company authorized by the CEO or CPO).
6.7    Successors and Assigns; Assignment. Employee’s obligations under this Agreement are personal and shall not be assigned by Employee. This Agreement shall be assignable by Company to: (a) another Schrödinger Company; (b) any corporation, partnership, or other entity that may be organized by Company as a separate business unit in connection with the business activities of Company; or (c) any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of Company with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of Company’s business or assets may be sold, exchanged, or transferred. Employee expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or assign of Company without the necessity that this Agreement be re-signed, in which event Company shall be interpreted to include any successor or assign of the Company.
6.8    Headings. The section headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement or in any way modify, amend, or affect the meaning of any of its provisions.
6.9    Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Agreement was drafted by Company shall not be taken into account in interpreting or construing any provision of this Agreement.
6.10    Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity in which a party holds a 50% or greater equity interest or any entity controlling, controlled by or under common control with such party, directly or indirectly by or through one or more intermediaries.
IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf as of the date set forth below.
Executive                         On Behalf of Schrödinger, Inc.

By:                            By:
Mannix Aklian                     Yvonne Tran
                             Chief People Officer and
Chief Legal Officer

Date:                            Date:

EXHIBIT C
Mutual Arbitration Agreement
This Mutual Arbitration Agreement (“Arbitration Agreement”) is made by and between Schrödinger, Inc. (“Company”), and you, Mannix Aklian, on behalf of you, your heirs, administrators, executors, successors, and assigns (together referred to as “Employee” or “you” or “your”).
In consideration of Employee’s employment or continued employment by Company to perform certain services for Company and/or one or more subsidiaries of, and/or other Affiliates (as hereinafter defined), of Company (including, without limitation, its officers, employees, representatives, or agents) (together referred to as “Schrödinger” or the “Company”), and other good and valuable consideration, the Company and you agree as follows:
1.    Mutual Agreement to Arbitrate.
(a)    Claims Covered by this Arbitration Agreement. Except as noted below, you and the Company agree that any and all Claims (defined below) you may have against Schrödinger or its past or current owners, directors, officers, managers, employees, agents, and its employee welfare plans (“Affiliated Persons”), or that Schrödinger or such Affiliated Persons may have against you, shall be submitted to and determined exclusively by a neutral arbitrator, through final and binding arbitration, as set forth below. The claims to be arbitrated under this Arbitration Agreement are any and all claims that arise or have arisen between you and the Company or any Affiliated Person except as modified by this Arbitration Agreement, including, without limitation, all claims arising directly or indirectly out of, or relating to, the employment agreement (“Employment Agreement”) to which this Arbitration Agreement is attached as Exhibit C, the employment of Employee, the cessation of employment of Employee, or any matter relating to any of the foregoing from your employment, termination or post-employment obligations (“Claims”). Claims include, without limitation: (i) all claims under federal, state, and/or local statutes, regulations, ordinances, and/or common law, including, without limitation, wrongful discharge or breach of the covenant of good faith and fair dealing; (ii) all claims under federal, state, and local laws, ordinances, regulations or orders, charges of discrimination, retaliation, or harassment on account of race, color, religion, sex, sexual orientation, age, citizenship, national origin, mental or physical disability, medical condition, marital status, pregnancy, gender perception, or any other protected classification; and (iii) all claims under federal, state, and local laws regulating wage and hours, including, without limitation, claims under the New York Labor laws; and (iv) all other employment-related claims. The Claims also include any claim under the Private Attorneys General Act, California Labor Code sections 2698 et seq. (“PAGA”) based on alleged Labor Code violations actually suffered by you in your individual capacity, as set forth in Section 3 below. To the fullest extent permitted by law, Claims also include any additional individual claims under PAGA that are arbitrable at the time that any action is filed or pending.
(b)    Claims Not Covered by this Arbitration Agreement. This Arbitration Agreement does not cover: (i) claims for workers’ compensation or unemployment insurance benefits; (ii) claims under PAGA not subject to the PAGA Waiver (defined below), and matters within the jurisdiction of the California state labor commissioner; (iii) claims based on equity plans, employee pension plans, or welfare benefit plans if and only if those plans contain a complete dispute resolution process; (iv) claims for sexual harassment or abuse, or claims of discrimination that are based on the same facts and circumstances or otherwise related to excluded sexual harassment or abuse claims, if any applicable federal, state, or local law prohibits mandatory arbitration of those claims; and (v) claims that, by federal law, are not subject to mandatory binding pre-dispute arbitration. Further, this Arbitration Agreement does not prohibit the filing of an administrative charge with a federal, state, or local administrative agency such as the National Labor Relations Board or the Equal Employment Opportunity Commission.
2.    Waiver of Class, Collective, and Representative Claims. The parties agree that all claims must be pursued on an individual basis only. By signing this Arbitration Agreement, you waive your right to commence, or be a party to, any class, collective, or representative actions or to bring jointly any claim against Schrödinger with any other person. The parties agree that any claim can be pursued, but only on an individual basis. Disputes concerning the interpretation, applicability, enforceability, or formation of this class action waiver shall not be deemed a Covered Dispute and shall instead be brought only in a court of competent jurisdiction. In the event this class action waiver is found to be unlawful or unenforceable, any class, collective, or other representative based claim must be brought in a court or other forum of competent jurisdiction and may not be brought in arbitration. The arbitrator shall have no power under this Arbitration Agreement to consolidate claims, to certify a collective or class action, or to issue an order providing relief inconsistent with this Arbitration Agreement.
3.    PAGA Waiver. To the fullest extent permitted by law, both Employee and the Company agree that all claims under PAGA will be decided pursuant to this Arbitration Agreement and will be brought and conducted on an individual basis only, except for claims under PAGA that may not, as a matter of law, be required to be submitted to mandatory arbitration. To the fullest extent permitted by law, you and the Company agree that there shall be no right or authority for any claim under PAGA to be brought, heard or arbitrated as a representative private attorney general action (the “PAGA Waiver”). Should the arbitrator or court of competent jurisdiction determine, or should governing law require, that the PAGA Waiver cannot as a matter of law be applied to some or all representative claims under PAGA, such claims may be filed and maintained in a court of competent jurisdiction, provided, however that you agree to hold all such claims in abeyance and to arbitrate to final resolution any and all of your individual claims before proceeding in court with any PAGA claims.
4.    Waiver of Jury Trial. If any court determines for any reason that this Arbitration Agreement is not binding or otherwise allows any litigation in court regarding a claim covered by this Arbitration Agreement, you and Schrödinger expressly waive any and all rights to a trial by jury.
5.    Commitment to Non-Retaliation. Nothing in this Arbitration Agreement limits your right to challenge its enforceability. While the Company will assert that you have agreed to pursue all claims individually in the arbitral forum and may ask a court to compel arbitration of each individual’s claims, your decision to challenge this Arbitration Agreement will not result in threats, discipline, or discharge.
6.    Threshold Issues. Any dispute concerning the scope and enforceability of this Arbitration Agreement shall be resolved exclusively in a court of competent jurisdiction. All issues between the parties that this Arbitration Agreement does not specifically permit to be presented to a court are for the arbitrator to resolve.
7.    Resort to Court for Early Injunctive Relief. The parties may seek a temporary restraining order, a preliminary injunction, or other similar relief in court when the nature of the rights asserted requires immediate action and the arbitrator has not yet been appointed and thus not able to afford appropriate relief. Such limited resort to court will not constitute a waiver of the right to arbitrate a claim, and the remainder of the dispute will proceed in arbitration.
8.    Severability; No Waiver. If the prohibition against class, collective, or representative actions is held to be invalid, then any such action shall proceed in court. If a court or an arbitrator finds any other provision of this Arbitration Agreement unenforceable, a court or arbitrator shall interpret or modify this Arbitration Agreement, to the extent necessary, for it to be enforceable to the maximum extent possible. This Arbitration Agreement shall be self-amending (meaning, if by law a provision is deemed unlawful or unenforceable, that provision and the Arbitration Agreement automatically, immediately, and retroactively shall be amended, modified, and/or altered to be enforceable to the maximum extent possible). The failure of the Company to enforce any of the provisions of this Arbitration Agreement for any period of time shall not be construed as a waiver of such provisions or of the right of the Company to enforce each and every provision in the future.
9.    The Arbitration Process.
(a)    The arbitration shall be conducted confidentially before a single arbitrator in accordance with the Employment Arbitration Rules and Procedures of JAMS (the “Rules”) in effect on the date that any party submits any claim(s) covered by this Arbitration Agreement to arbitration. The Rules can be found at http://www.jamsadr.com/rules-employment-arbitration/ or can be obtained by written request to the Company. The arbitrator must be a member of the bar in good standing in the state in which the dispute arose. If JAMS declines the matter or if the parties agree otherwise, the parties shall use the employment arbitration forum and rules of the American Arbitration Association.
(b)    Any authorized decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including, but not limited to, attorney’s fees, to the extent such damages are available under law.
(c)    All orders of the arbitrator (except evidentiary rulings at the arbitration) shall be in writing and subject to review pursuant to the Federal Arbitration Act.
(d)    If either you or the Company fails to make a written request for arbitration within the statute of limitations period applicable to a Claim under applicable law, or otherwise fails to comply with the administrative prerequisites to filing certain types of claims, you and/or the Company will have waived the right to raise that claim in any forum.
(e)    The arbitrator shall have the authority to compel adequate discovery for the resolution of all Claims.
(f)    The arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under Exhibit B to the Employment Agreement must be held confidential by Employee.
(g)    The arbitrator shall have no authority to amend or modify any of the terms of the Employment Agreement.
(h)    The arbitrator shall have thirty (30) business days from the closing statements or submission of post-hearing briefs by the parties to render a decision.
(i)    Employee shall have available the same statutory remedies as would be available in a judicial forum.
(j)    This Arbitration Agreement expressly authorizes any party to submit a motion for summary judgment. If a summary judgment motion is made, the arbitrator must render a written and detailed opinion on that motion within 45 business days of submission of all supporting and opposition papers.
(k)    Except for certain claims for which the Company is not required by law to bear the cost of arbitration, the cost of arbitration, including the arbitrator’s fees and all administrative costs related to the arbitration, will be paid by the Company, except that Employee will be required to pay the initial filing fee to the extent that the filing fee does not exceed the fee to file a complaint in state or federal court. The parties will each bear their own costs for legal representation, discovery, deposition, expert witnesses, and other legal costs ordinarily borne by a party in litigation, provided, however, that the arbitrator shall have the authority to require one party to pay the costs and fees for the other party, but only to the extent permitted under relevant federal or state laws, as a part of any remedy that may be ordered.
(l)    To the fullest extent permitted by law, the parties shall maintain the confidential nature of the arbitration proceedings and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law. Nothing in this Arbitration Agreement prevents Employee from discussing or disclosing truthful information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
(m)    The terms of this Arbitration Agreement control over any contrary provisions in the Rules.
10.    No Modification of At-Will Status. This Arbitration Agreement does not create a contract of employment for any duration of time. Your employment with the Company remains at-will at all times.
11.    Governing Law. This Agreement is governed by the Federal Arbitration Act. The terms and conditions of your employment shall be governed by and shall be interpreted in accordance with federal law and the laws of the state in which you were employed by Schrödinger at the time the claim(s) presented in the arbitration arose.
12.    No Coercion or Duress. Employee enters into this Arbitration Agreement with full understanding of the nature and extent of the agreement to arbitrate contained herein and agrees that Employee is entering into this Arbitration Agreement voluntarily and of Employee’s own free will. You acknowledge and agree that you have not been coerced or suffered any duress in order to induce you to enter into this Arbitration Agreement.
13.    Entire Agreement. The Employment Agreement, which includes this Arbitration Agreement, shall constitute the entire agreement between the Company and Employee relating to the subject matter hereof, and supersedes all prior representations, promises or agreements, either oral or written, with regard to the subject matter hereof.
14.    Amendments. No modification or amendment of this Agreement shall be of any effect unless signed in writing (excluding email) by the Employee and the Company’s Chief Executive

Officer (“CEO”) or Chief People Officer (“CPO”) (or such other officer of the Company authorized by the CEO or CPO).
15.    Successors and Assigns; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, representatives, successors, and assigns.
16.    Headings. The section headings in this Arbitration Agreement are used for convenience of reference only and shall not be considered a part of this Arbitration Agreement or in any way modify, amend, or affect the meaning of any of its provisions.
17.    Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Arbitration Agreement was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Arbitration Agreement.
18.    Definition of Affiliate. For purposes of this Arbitration Agreement, the term “Affiliate(s)” shall mean any entity in which a party holds a 50% or greater equity interest or any entity controlling, controlled by or under common control with such party, directly or indirectly by or through one or more intermediaries.
You acknowledge that you have been given notice of this Arbitration Agreement at least 72 hours before the first day of employment. You further acknowledge that you have been given the opportunity to discuss this Arbitration Agreement with your attorney and to review the JAMS arbitration rules before signing this Arbitration Agreement to the extent you wish to do so.
IN WITNESS WHEREOF, each of the undersigned has caused this Arbitration Agreement to be duly executed on its behalf as of the date set forth below.
Executive                         On Behalf of Schrödinger, Inc.

By:                            By:
Mannix Aklian                     Yvonne Tran
                             Chief People Officer and
Chief Legal Officer

Date:                            Date:
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